UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 29, 2009

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Torvec Inc. held its annual shareholders meeting on Thursday January 29th, 2009. At this meeting the nominees presented to the shareholders for election as directors were approved by a majority vote exceeding 99% of the total votes cast.

At the same meeting the audit committee's appointment of Eisner LLP as the company's independent registered accounting firm for the company's fiscal year ended December 31st 2008 was ratified by over 99% of the total votes cast.

In excess of 83% of the total number of issued and outstanding common shares eligible to vote participated by voting in person or proxy at the annual meeting.

Approximately 13 million nonaffiliated common shares participated by voting at the meeting, with approximately 12.8 million common shares voting in favor of management.

Attached to this Form 8-K is the text of the presentation delivered by James Y. Gleasman, the company's Chief Executive Officer.

James Y. Gleasman Presentation --- 2009 Annual meeting

I would like to begin tonight’s presentation with a question-----

Where were you on September 15, 2008?

It would have taken a prophet indeed to predict that the announcement on that day that Lehman Brothers was filing for bankruptcy would usher in the most catastrophic economic crisis since the Great Depression.

Such familiar names as Merrill, Lynch, Bear Stearns, Washington Mutual, Countrywide, Wachovia would disappear off the map.

Others, such as AIG, Fannie Mae and Freddie Mac would face monumental restructuring to survive.

The auto industry was not immune-----headlines such as "GM Production Plunges in Crisis"; "Economy Decimates Dealerships"; "Chrysler’s Future Uncertain" became commonplace.

And, a new word has taken center-stage in our country’s discussions of what to do.

The word?---------------"bailout."

Yet, despite an economic crisis not seen since the 1930s, a stock market implosion and the ever-present possibility of terrorist attacks, we, as shareholders, gather here tonight knowing that

1. Torvec is not going bankrupt, in spite of not receiving $900,000 in revenues from our sale of the Dartmouth ice technology license;

2. Torvec has not needed a "bailout" to survive because Torvec has no institutional debt and has never had institutional debt in its history;

3. Torvec has not had to lay off anybody, our people are busier than ever and, if certain events that I will describe tonight take place, Torvec will need to hire significant more personnel;

4. Despite the fact that the stock prices of many well known companies fell like a spaceship in some cosmic black hole, Torvec’s stock price has held relatively firm during this crisis and on many trading days, actually traded up when many other stocks were sinking.

I think all of us can be thankful that Torvec has been structured to survive even the most catastrophic economic shocks.

However, we are not just interested in surviving but in economic success which benefits all shareholders.

And, we are very optimistic that success will be ours.

Now, let’s talk specifics.

The Infinitely Variable Transmission

How many watched the President Obama’s Inaugural Parade? Did you notice NASA’s lunar rover proudly rolling down Pennsylvania Avenue? Weren’t you pleased, as a shareholder to know that your company’s IsoTorque technology was in the vehicle and that additional Torvec technology will be installed shortly?

Please recall that in July, 2007, we shipped seven IsoTorque differentials to NASA for installation in the lunar rover.

Please also recall that at the 2006 shareholders meeting, we showed you an infinitely variable transmission which we had specifically designed for the lunar rover.

We shipped that unit shortly after the meeting and NASA was impressed with the functionality and performance of the unit.

NASA next told us that it was going to upgrade the lunar rover to meet additional payload and performance requirements and requested that Torvec design the IVT to accommodate these upgrades.

We have completed the advanced design and are building seven IVTs for NASA’s next generation lunar rover for delivery in early spring, 2009.

Andy will give you a more complete update later.

The IsoTorque® Differential

Torvec’s success with NASA has ignited the interest of quite a few companies who want to license or otherwise acquire our IsoTorque technology.

1. Early last summer, we provided an IsoTorque differential to a major American automotive manufacturer for evaluation for its rear-wheel drive vehicles.

The evaluation process went extremely well and the manufacturer has recently furnished us with an axle so that we can integrate our IsoTorque technology for its front-wheel drive vehicles.

We believe our IsoTorque technology will enable the manufacturer to eliminate a phenomenon that has plagued front-wheel drive cars for years---"torque-steer."

Later tonight Andy will provide you with a demonstration of what we are talking about and why we think we have a solution which will help put this manufacturer back on the map.

We anticipate that, as the result of our efforts, the manufacturer will license our IsoTorque technology for use in six models of its entire automotive fleet.

2. Similarly, a manufacturer of axles for medium duty trucks, in other words, trucks the size of Federal Express and UPS trucks, and heavy-duty trucks, such as tractor-trailers, has been working with us since last year.

The company wants to use our IsoTorque to create an active differential control device for improved tractive capability for use within the manufacturer’s on-highway axle portfolio.

This company is also working with us to develop drive-line products for military severe duty vehicle use.

We last met with the manufacturer as recently as January, 2009 to continue to further develop our relationship.

3. A major truck manufacturer has asked that we re-design the axle it uses for its heavy-duty truck line to enable us to integrate our IsoTorque technology.

The manufacturer has recently delivered the axle to us and preparations are in place for a meeting during the first week of February to kick off this project.

Given the size of the manufacturer, its world-wide reputation and its place in the automotive world, this project could result in a very profitable license arrangement.

The Full Terrain Vehicle

1. After working with us for almost a year, the U.S. Air Force purchased a Torvec Full Terrain Vehicle in October, 2008 and formed a partnership with Torvec to create an Advanced Combat Firefighting Vehicle capable of unprecedented speed, maneuverability with diverse applications for use in the most extreme and rugged terrain.

We delivered the FTV five months ahead of schedule and the Air Force has used the time well to maximize the FTVs combat firefighting capabilities, including its robotic and autonomous potential, at Tyndale Air Force Base in Florida.

At the same time, the Air Force is providing engineering and fabrication support in developing the firefighting payload in accordance with Air Force specifications.

I believe this partnership is very important for Torvec:
First, credibility.----------------------Air Force personnel have told us that the FTV is the most advanced tracked vehicle in the world and backed this claim with a "sole source" purchase order which means that there is no competitive bidding involved;

Second, after the Air Force has completed its evaluation and modification of the FTV for its project, we will build and they will receive a "second generation" model based upon their recommendations.

This unit will serve as the basis for a Torvec-Air Force contract to furnish FTVs for the Air Force’s needs;

Third, based upon our dealings with the Air Force, we anticipate that other branches of the U.S. military, the Department of Homeland Security, FEMA, the U.S. Forestry

Service, as well as state and municipal governmental units, will purchase design-specific FTVs for---------------------boarder patrol; --------------off-highway emergencies; --------------as an environmentally-friendly vehicle for federal and state conservation and drug-enforcement efforts; and, as a fast, highly maneuverable vehicle for combat and non-combat uses.

2. The credibility we received as a result of our Air Force involvement strengthened our negotiating position with a major automotive manufacturer interested in creating an additional marketing niche for high-speed tracked vehicles worldwide.

For the better part of a year, we have been seriously engaged in discussing the pros and cons of an FTV joint venture partnership with this automotive manufacturer.

As the result of our success with the Air Force, this manufacturer altered its negotiating position to seek more involvement with the manufacture and marketing of the FTV by producing the majority of the substructure and the use of its entire worldwide dealer network.

As a result, in early December, the manufacturer placed on the table a proposal whereby they would license the rights to produce and market the FTV from Torvec.

Torvec and the manufacturer would enter into a supply contract under which Torvec would sell the steer-drive and three IsoTorque differentials for each FTV and receive a royalty equal to $10,000 for each FTV sold.

Torvec, therefore, would profit from selling the components necessary to to enable the FTV to function while at the same time, make a $10,000 bottom-line profit on every vehicle sold.

That translates into a $50,000,000 profit for every 5,000 vehicles sold. This profit would go directly to Torvec’s bottom line.

I want to emphasize, here, that while this proposal is very lucrative for us, the proposal is their proposal. And, it will be far easier to finalize a license arrangement than a joint venture agreement.

We feel very comfortable that, if this license arrangement is finalized, it would represent a major, "watershed" event for Torvec.
It certainly would enable us to fulfill our goal of listing our common stock on NASDAQ or a stock exchange.

The announcement of such a deal probably would increase our stock price considerably.

And, consider this. The revenues generated by this license, together with revenues obtained from the other transactions described tonight, will more than cover our operating costs and would put us in a position to declare a significant portion of the $10,000 per FTV royalty number as a dividend to our shareholders each year.
This is especially the case since our nearly $50,000,000 in operating losses will insulate our first revenues from federal and state taxes.

The continuing economic crisis has slowed our progress towards reaching a final, written agreement.

In addition, the President of the division who has spearheaded this project on behalf of the manufacturer has recently been promoted to corporate headquarters as the company’s new Vice-President of International Trade and has been placed in charge of the project in his new capacity.
Needless to say, we feel quite good about the possibilities here.

General Concluding Thoughts

As I have stated before, I remain very optimistic about Torvec’s future.

I believe we have made very, very significant progress since we reassumed control of the company in mid-2005.

By and large, we have taken and are continuing to take the steps necessary to commercialize our products and increase the value of our company for our shareholders.

For example, the announcement of any one of the potential business arrangements I just discussed would significantly increase our stock price and perhaps enable Torvec to declare dividends.

Moreover, such an announcement would enable us to get off the OTC—Bulletin Board and become listed on NASDAQ where, among other things, our stock price would not be at the mercy of market makers, Torvec would become eligible for trading by institutional funds and we could be followed by automotive analysts familiar with the automotive industry.

Introduction of Andrew Gleasman

At this time, I normally would turn the microphone over to Keith.

Tonight, I will be turning it over to Andy Gleasman.

As many of you know, Andy has been fully immersed with all of the Gleasman family’s inventions since he was twelve.

He sat on his grandfather’s knee and absorbed our founder’s knowledge and the knowledge base and skill sets of Keith and myself.

Andrew Gleasman is a graduate of Rochester Institute of Technology where he strengthened his background with courses in Management Information Systems, political science and criminal justice.

Over the past five years, Andy has been involved in all aspects of Torvec’s business, from working on the infinitely variable transmission, the FTV, our CVjoints and especially our IsoTorque differential, to assisting in corporate administration and management, to his role as Technology Manager in charge of our computer network and website webmaster.

Andy literally "has done it all."

More importantly, Andy has participated in almost all of the meetings with executives at every level which Torvec has had over the past number of years and is responsible for a considerable amount of the success we have had in attracting companies to our products.

We have found that many of the people we have worked with are Andy’s peers----for example, a key contact on Hillary Clinton’s staff graduated from the same high school as Andy; our NASA contacts generally are persons in their late twenties and early thirties; members of the racing teams we are working with are Andy’s age;

More importantly, we have found that as we actually work with companies on specific projects, Andy’s involvement, on a day-to-day basis, with their personnel increased to such an extent that he became the actual "point person" for Torvec in the relationship.

In view of all this, we thought that Andy would be the logical person to describe where we are with many of these projects in more depth.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

January 30, 2009	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO